Exhibit 99

Text of Presentation
at

MEREDITH ANNUAL ANALYST / INVESTOR CONFERENCE
on September 12, 2006.

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Steve Lacy

Good morning. We are pleased that you joined us this morning. We appreciate the opportunity to share some insight on Meredith and the value that we offer investors.

Let me introduce my Meredith colleagues with us today:

  Jack Griffin, President of our Publishing Group
  Paul Karpowicz, President of our Broadcasting Group
  Suku Radia, Chief Financial Officer
  Steve Cappaert, Corporate Controller
  Kevin Wagner, Director of Accounting and Treasury Operations
  Alexis Hennig, Investor Relations Specialist , and
  Jim Jacobson, Director of Investor Relations. Jim will be leaving Meredith this month. His wife accepted a promotion with DuPont and they will be relocating to suburban Philadelphia. We thank Jim for his service over the last four years and wish him well.

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This presentation contains forward-looking statements. I won't read the text of this slide, but it is important to remind you there are a number of factors that may affect our business and results.

This presentation includes references to non-GAAP financial measures such as EBITDA. Financial statements and tables that reconcile GAAP results and non-GAAP measures are posted on our web site.

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Here is a look at today's agenda. I will kick it off with a strategic overview. Then Jack will present Publishing.

We'll take a ten minute break.

When we return, Paul will present Broadcasting and Suku will provide a financial recap.

You will see a lot of material on our Internet initiatives. I will provide an overview and Jack and Paul will discuss their respective online activities in more detail.

While we have prepared remarks, our real purpose today is to take questions from you. Please feel free to jump in at any time. We want to keep this meeting informal.

One housekeeping item--restrooms are in the main hallway with the ladies' room on this side of the reception area and the men's room on the other side.

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Let me start today by giving you my view of Meredith as the new CEO. I am very excited to lead this great company because of its many strengths upon which we will continue to build. This slide highlights our primary strengths:

  We have a great portfolio of existing media properties.
  We are growing several very strong, new media and custom marketing assets and
  We possess a large consumer reach.

These strengths are important because we must expand our ability to connect with consumers. In today's world, consumers are choosing how and when they access content. Our ability to leverage these strengths and deliver our expert content through multiple media platforms has led to superior performance.

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As a company, we possess a great portfolio of existing media properties.

  We are the leading magazine publisher serving women from new mothers to affluent empty nesters. In Better Homes and Gardens, Ladies' Home Journal, Family Circle and Parents, we have four of the most recognized brands in the industry. Many of our other titles have tremendous potential, especially More, American Baby, Fitness and Siempre Mujer.
  We have a great lineup of local television assets, largely in growing markets. We have created a local news culture at our stations, which is driving ratings and audience share gains. We have demonstrated a strong ability to monetize those gains and create non-traditional revenues.
  We have proven custom marketing capabilities and strong, established retail-based businesses. We will continue to grow these operations.

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In addition to those outstanding existing media platforms, we have built a strong, growing portfolio of new media and marketing assets.

  As you well know Internet usage and advertising is growing rapidly. Today, you will hear a lot about our Internet businesses. Our Internet operations have delivered strong traffic, revenue and profit growth in recent years. In addition, the Internet is a cost-effective source of magazine subscriptions.
  We have expanded our online custom marketing capabilities, especially with the acquisition of O'Grady Meyers. We are pursuing additional acquisition targets to further enhance these competencies.
  We formed Meredith Video Solutions to create and distribute compelling video content across multiple platforms.

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Another important strength of Meredith is our large consumer reach.

  Our 85 million name database is one of the largest in the media industry and we reach 75 percent of U.S. home-owning households. On average, our database contains 300 data points per name.
  Our magazines reach 75 million women. In particular, we have great expertise serving the baby-boom generation. In recent years, we have established a strong presence serving young mothers and parents through the acquisitions of American Baby, Parents and Child magazines. We have also established a leading position serving the rapidly growing Hispanic population.
  Our television stations reach about 10 percent of U.S. households.
  Our web sites reach 11 million monthly unique visitors on average, which is a strong base upon which to build.

This large consumer reach distinguishes us from our competitors. We know our customers and their interests and we reach them in multiple means.

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Now, let me give you my view of our future growth drivers. There are four principle elements.

First, we must expand our strong connection with consumers. Doing so will keep Meredith positioned as a trusted partner with our advertising and marketing clients. Simply stated, if we are strongly connected to consumers, we will increase our share of advertising.

We will expand our connection with consumers by leveraging our content creation expertise and delivering the content to consumers across multiple media platforms.

Second, we need to reach new audiences--in particular, Hispanic women and the daughters of the baby-boom women. We have an early leadership position serving Hispanic women and we will continue to grow that reach. The millennial generation is larger than the baby-boom generation and our home and family content will remain relevant to those young women.

Third, we are working aggressively to capture the margin upside in the former Gruner + Jahr magazines and in Broadcasting

Fourth, we will expand new revenue sources, notably our Internet, online custom marketing and video operations. We are enhancing and expanding these capabilities.

At the end of the day, we want to increase our share of traditional advertising and participate meaningfully in the rapidly growing online component of advertising and marketing.

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Let me give you a little more insight on our ability to deliver our expert content across multiple media platforms. We reach consumers through 25 magazines, 13 television stations, 31 web sites, approximately 200 special interest publications, more than 400 books, comprehensive custom marketing programs, and through video and brand licensing activities.

Today Meredith is much more than a traditional magazine or television company. In Publishing, the inherent nature of our evergreen content differentiates us from newspapers and newsweeklies. We will continue distributing our content to our audience in whatever format and whatever media platform it desires to maintain a connection with us.

In Broadcasting, our local news focus and our ability to leverage our Publishing brands distinguish our stations in the local markets. We are distributing our news content across multiple mediums including the Internet, cell phones and PDAs.

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Let me put our ability to deliver content across multiple media platforms in better perspective. Better Homes and Gardens launched a cross-platform partnership titled Better Home Better Living: Win America's Home.

Better Homes and Gardens editors and a panel of leading home design experts designed and built a home that was based on suggestions from 60,000 readers of the magazine. This project embodied the best of what Americans said they want in new home construction.

This multi-level program included

  a six-part exclusive editorial series in Better Homes and Gardens magazine
  In-magazine and online advertising that benefited endemic home improvement and non-endemic lifestyle advertisers a dedicated Internet presence housed on bhg.com
  how to clinics in The Home Depot stores
  In-store and onsite promotion
  original programming on the Discovery Home Channel
  a consumer sweepstakes
  Local news coverage that was repurposed into vignettes shown on all our television stations and their web sites.

This cross-media partnership culminated when the home, which was built in suburban Atlanta, was given away to one of 10 finalists.

We believe that this type of creative endeavor really surrounds the consumer with relevant content and helps sell product for our marketing partners.

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There is a lot of discussion regarding consumer media consumption and potential shifts in advertising spend due to the rapid growth of the Internet.

This chart highlights the percent of overall advertising spending derived from various media categories, according to Pricewaterhouse Coopers. While Internet is expected to grow at the expense of newspapers, local television and magazines are predicted to remain constant over this timeframe.

Today, you will see a lot of material addressing our Internet capabilities. Let me start with a companywide overview.

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We have built a strong Internet presence in both Publishing and Broadcasting.

  We operate 31 web sites across the company with 18 in Publishing and 13 in Broadcasting.
  On average companywide, approximately 11 million unique visitors come to our sites and view about 125 million pages each month.

Today these operations represent a relatively small percent of the company's revenues. We believe, however, there is significant growth potential as consumer acceptance and interactive marketing budgets continue to grow over time.

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We have grown Internet revenues rapidly in recent years. This slide highlights our Internet revenues indexed to fiscal 2003. As you see, we have increased Internet revenues nearly 50 percent per year over this time. Virtually all of our Internet revenues are derived from advertising.

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This slide highlights our overall Internet growth strategies.

  We will build on our already strong Internet operations.
  We will pursue additional opportunities to enhance our online marketing capabilities through adding talent and strategic acquisitions like O'Grady Meyers.
  In Broadcasting, we are adding dedicated sales and editorial staff and enhancing our technology platform.
  We will produce and profitably deploy more video content over time.

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There are five key points that I hope you take away from our discussion today:

  First, we are expanding our strong connection with consumers by leveraging our content creation expertise and delivering our content across multiple media platforms.

  Second, we will reach new audiences, especially the rapidly growing Hispanic market and the daughters of the baby boom women. Both of these markets hold significant potential and our home and family content is relevant.

  Third, we are working aggressively to capture the margin upside in the acquired magazines and in Broadcasting.

  Fourth we have a proven record of creating and growing new revenues sources. We will continue to grow our Internet, online custom marketing and video businesses.

  Fifth, as Suku will demonstrate, we have a strong record of executing our strategies, which has resulted in outstanding earnings growth and cash flow. I can assure you that our 3,000 employees are diligently working to continue to meet our objectives.

Now, Jack will present Publishing.

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Jack Griffin

Thanks, Steve. It's great to have this opportunity to discuss Meredith Publishing.

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This slide highlights Publishing's growth strategies.

  We are growing our magazine business by achieving our financial targets for the G+J acquisition, enhancing the Better Homes and Gardens brand, strengthening group sales and extending our Hispanic market leadership.
  We are continuing to expand our diversified businesses, notably our book and integrated marketing operations.
  We are strengthening our online capabilities by enhancing BHG.com, creating a parenthood portal and extending our custom marketing capabilities to the Internet.

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I'll me begin with a brief review of Publishing advertising. This chart tracks Meredith Publishing advertising revenue performance on a quarterly basis for the last three fiscal years. There has been quite a degree of volatility on a quarterly basis, represented by the hash marks. Within each quarter, we have also experienced considerable volatility on an issue-by-issue basis--shown here by the gold lines graphing the high and the low monthly performance within each quarter.

As an example, one year ago when we were talking to you for the first quarter of fiscal 2006, the high month was September (on sales), which was up in the mid teens. The low month was July (on sales), which declined in the high single digits. Overall the quarter was up in the mid-single digits.

Although we have experienced these quarterly and monthly fluctuations, we have grown advertising revenues in the mid-single digit range on average on a quarterly basis during this time.

Going forward, quarter-to-quarter and issue-to-issue volatility will persist. We do not believe this volatility represents a secular shift away from magazine advertising and our historical growth rates.

With respect to fiscal 2007, we face difficult comparisons in the first half of the year--particularly in the second quarter in which Publishing advertising revenues grew in excess of 15 percent last year. The comparisons ease in the second half of the year.

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Here is a look at our top 10 advertising categories as a percent of fiscal 2006 advertising pages on a comparable basis--excluding the acquired magazines--and for our 11 main magazines--shown here in the Total column.

As you see, adding the new titles strengthened our position in food, cosmetics and remedies and reduced our dependence on the home category. We continue to develop better balance within our top categories.

Let me give you a little more insight on the first quarter of fiscal 2007. Overall, Publishing advertising remains volatile. Internet advertising remains robust and, as we discussed on our July conference call, the parenthood set is weak. From a category perspective, we expect gains in food, pharmaceutical, direct response and home, offset by weakness in retail and auto.

Now, let me provide a better sense of how we are going to market with our powerful portfolio.

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We are putting heightened emphasis on our broadened scale and expanded capabilities.

We are bolstering the resources devoted to our corporate advertising sales group, which markets and sells Meredith's complete magazine portfolio to clients. These team members will work with agency media buyers who represent clients seeking business across multiple magazines.

We have created Meredith 360o, a special unit that will pursue major advertising and marketing programs. This team's members will work with our largest clients, who are demanding marketing solutions across a wide range of media platforms.

We are aggregating sales and marketing creative resources in a Creative Services Group. These team members will provide a full range of creative concepts, design and products for corporate sales and Meredith 360o.

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Our circulation strategy is a key driver of our advertising success. Our strategy is based on three fundamental principles.

  First, we have a subscription orientation, which minimizes the risk due to issue-to-issue volatility at the newsstand.
  Second, we attract long-term subscribers through high quality, direct-to-publisher sources--direct mail, the Internet and insert cards--as opposed to relying on third party agents. We want subscribers who are interested in the editorial content of our magazines.

Our subscription model is also focused on long-term offers, generally two or three years. This results in a larger upfront financial commitment by consumers and more time for them to make the magazines part of their everyday lives.

  Third, we are focused on profitability over the long term. Response rates from our direct mail offers play an important role. We generate better-than-industry response rates because of our 85 million name database, our direct mail expertise, and our editorial sell. Also, direct-to-publisher sources renew subscriptions at higher rates than agent sources.

As a result of these factors, our direct model generates a high profit margin. We have higher renewal rates on direct sources as compared with agent sources and we spend less money to acquire replacement subscribers for those who do not renew. Our direct model also benefits our advertising performance because we deliver responsive readers to our advertising clients.

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This chart reflects the subscription orientation of our model. Ninety-eight percent of Better Homes and Gardens' rate base is from subscriptions and 94 percent in the case of Ladies' Home Journal.

Most of our other rate base magazines are in the mid-to-upper eighties to low ninety percent subscription-based.

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This graph highlights the financial impact of our long-term circulation model. It indexes comparable circulation revenues and profit to fiscal 2003.

Revenues--shown here by the white line--have decreased slightly over this time as we have converted more of our circulation file to our direct model and longer subscription terms.

But we focus on profit, and as you see, circulation profit--shown here by the gold line--has increased.

As we look to fiscal 2007, we expect revenues to decline as we migrate the acquired magazines to our direct-to-publisher model. Migrating to a direct-to-publisher model could suppress the margin in the short-term, but we take a long-term view of how we continue enhancing our direct-to-publisher model.

As a reminder this slide highlights the pure circulation performance of our magazine business. Industry wide weakness at the newsstand has impacted the overall performance of our newsstand businesses. We have taken action to improve the financial performance of our special interest publications, including adjusting our retail trade strategy, implementing a new wholesaler incentive plan and eliminating marginal titles.

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As I just reviewed, one of the key principles to our subscription strategy is a better source mix, meaning a higher percentage of our subscriptions are the result of direct-to-publisher sources.

We made significant progress transitioning the subscription source mix of the acquired magazines to our direct-to-publisher model. We increased this mix to approximately 50 percent from direct-to-publisher sources compared with about 30 percent at the time of the acquisition.

We will continue to transition the acquired magazines to our direct model over time. Our objective for the acquired magazines is to reach a mix of at least 70 percent from direct sources, which would approach the levels of our legacy magazines.

Transitioning the source mix of the acquired magazines will be a key driver to capture the margin upside of these magazines.

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In fiscal 2006, the acquired magazines outperformed our original expectations. They generated revenues of $316 million and operating profit of $30 million, or an operating profit margin of nearly 10 percent.

Looking to the intermediate term, we believe that we can improve their collective operating profit margin to the mid-to-high teens. The precise timing will be dependent on how quickly we can improve the circulation dynamics. Overall, the needed improvements lie within our core competencies and we are confident in our ability to attain this higher profit margin over time.

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In addition to improving the margin of the acquired magazines, we are enhancing Better Homes and Gardens, which is very strong brand.

  It is the number one women's magazine in the country, with a rate base of 7.6 million and an audience of nearly 40 million readers every month.
  The magazine posted its best advertising performance ever in calendar 2005.

  Better Homes and Gardens also has a strong Internet presence. BHG.com averages nearly 5 million unique visitors and 60 million pages views monthly.

  The magazine's calendar 2006 advertising has not met our expectations and we have taken a series of actions to enhance this market leading brand.

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Here are some of the action steps.

  The key staff changes have been made and the team has transitioned smoothly. We've installed dedicated brand leadership charged with the responsibility of enhancing the brand across all of its platforms.
  On the sales side, we have installed a strong team, which is focusing on rebuilding core category strength, broadening category reach and improving advertising pricing over time. We have a fully developed sales and marketing plan in place to drive new business and target category growth.
  Brand meetings now take place bi-weekly, bringing together all departmental leaders from across the entire BH&G family.
  We named Gayle Butler our new editor-in-chief, and we are excited about her vision for the magazine. She understands the relationship readers have with both the magazine and the brand because she has lived it on many levels. Most recently, she was Editorial Director for Better Homes and Gardens Special Interest Publications and Creative Collection. She has also served as an Associate Editor of Better Homes and Gardens magazine and Senior Home Editor for Better Homes and Gardens Books.
  A consulting team has been leading the "brand team" through a 16-week research based brand study. We will use the research findings to enhance the brand's connection with consumers.
  The re-build of bhg.com is underway and on schedule for debut early next year.

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We believe the Hispanic market is a significant growth opportunity for Meredith. This market is growing rapidly. According to the U.S. Center for Health Statistics, one in every 5 babies born in this country was to a Hispanic family in 2004. By 2010, that is expected to be one in every 4. Additionally, this market is economically influential. According to the Selig Center for Economic Growth, the Hispanic market represented $700 billion in spending power in 2005. This was expected to grow to $1 trillion by 2010.

We have established an early leadership position serving Hispanic women, reaching one in every three adult Hispanic women in the U.S. Ser Padres is an established publication with a distribution of 500,000. Combined with American Baby's Spanish-language titles and Siempre Mujer, our Hispanic women's lifestyle magazine, we reach about 4 million adult Hispanic women--or more than one-third of the market--on an annual basis.

We launched Siempre Mujer one year ago. While it is in the investment phase, it has performed very well. I am pleased to report that advertising pages in the September/October 2006 issue were more than double the initial issue.

In addition to our publications, we assist our marketing partners to reach Hispanic consumers through direct mail, events, sampling and custom marketing programs.

Building on this early leadership position is an important priority for Meredith Publishing, one which we believe will be rewarded in future years.

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Now, let me turn to our diversified publishing businesses--books, integrated marketing and interactive media.

Our book business has grown revenues in the low-double digits on a compound basis in recent years. In fiscal 2006, our book group increased revenues in the mid teens.

We will continue to grow our book business by publishing high-quality books based on our brands and those licensed from others.

Much of our proprietary content is evergreen, which helps reduce returns from retailers and distinguishes our book business from others. We've supplemented our content by licensing popular brands like The Home Depot, The Food Network and Marvel Entertainment and popular personalities.

Looking to the first half of fiscal 2007, the book pipeline is strong. We anticipate top sellers to include the 14th edition of the Better Homes and Gardens New Cook Book; Denzel Washington's A Hand to Guide Me, a book on the importance of everyday mentorship; and a special, comb-bound edition of the "Pink Plaid" Better Homes and Gardens Cook Book that supports the Susan G. Komen Breast Cancer Foundation.

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Meredith Integrated Marketing--our business-to-business custom marketing operation--has grown rapidly in recent years as well, increasing revenues in excess of 30 percent per year since fiscal 2003.

The business generated strong results in fiscal 2006, increasing profit more than 20 percent on low double digit revenue growth.

To grow Meredith Integrated Marketing, we are focused on two areas:

First, we are leveraging Meredith's editorial heritage and skills. We have a competitive advantage in that we can use Meredith's very deep understanding of the editorial process to deliver smart content to our customers.

Second, it is also vital to develop competencies that complement custom publishing skills to deliver Customer Relationship Marketing. These include strategic marketing planning, multi-cultural expertise, and direct/database marketing skills - online as well as ink on paper.

Our April 2006 acquisition of O'Grady Meyers enhanced our online custom marketing capabilities. It enables us to deliver interactive marketing services to our client base, and more traditional relationship marketing programs including custom publishing to OGM's clients.

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We are transforming integrated marketing into a robust full-service CRM organization offering a variety of e-marketing services.

At the top of the slide is what integrated marketing looked like less than six months ago. Most of its business was offline with great emphasis on custom publications.

As you see on the bottom of the slide, integrated marketing extended its online capabilities. In particular, O'Grady Meyers specializes in online promotions and branding.

Going forward, we are looking at adding to our capabilities in areas such as site design, e-commerce, and word-of-mouth and viral marketing.

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A further illustration of our custom marketing is the work we have done with American Baby, which was acquired in December 2002. Let me share an example that demonstrates our expertise providing custom marketing and sampling programs.

For Johnson & Johnson, the American Baby Group produced a bilingual-sampling program that included a magazine, product literature, coupons and product samples for 15 J&J brands. Approximately 850,000 units of the publication were distributed at Hispanic celebrations such as Cinco De Mayo and at Wal-Mart stores.

Other American Baby events include The American Baby Faire, The American Baby Casting Call, and Baby and Family Expo.

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Let me provide more detail on our Internet activities.

We have been very successful driving traffic to our web sites. This graph highlights the number of average monthly page views on our Publishing web sites. We've grown page views in excess of 25 percent per year over this time period.

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Revenues have grown rapidly as well. This graph highlights annual revenues indexed to fiscal 2003. As you can see, we have grown revenues in excess of 45 percent annually over this time period.

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We have been quite successful generating subscription orders online. This graph highlights that our subscription orders grew from approximately 500,000 in fiscal 2003 to 1.4 million in fiscal 2006. I'll point out that revenues generated from the Internet are reported in circulation and not interactive media.

Generating subscriptions from the Internet is important to circulation profitability because the cost is about 50 percent less than from traditional direct mail. We will continue focusing resources on growing Internet subscriptions over time.

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We believe there is significant growth potential in our interactive operations and we are investing in initiatives to increase traffic, advertising revenues and subscription sales.

We are redesigning BHG.com--our flagship site--and creating of a parenthood portal that leverages the strengths of Parents, Child and American Baby.

We are upgrading the quality of Better Homes and Gardens Online to increase the number of unique monthly visitors and the number of page views by adding daily programming and personalization, creating a sense of community, leveraging interactive tools, adding more video. The redesigned site will be launched in early calendar 2007.

We are developing a portal under the brand parents.com. This will be the online home of Parents and Child magazines and include content from AmericanBaby.com--though the latter will also remain an independent site focused on first-time mothers.   The unique combination of our parenthood magazines'  experience and content online will make this the leading destination for parents. The portal will be launched next spring.

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Let me wrap up the Publishing section with a demonstration of how we are enhancing the consumer brand experience in our magazines and our web sites.

In general, our magazines inspire readers to take action and our web sites contain rich interactive tools that assist consumers to execute that action.

This example highlights Better Homes and Gardens and its powerful web site, BHG.com.

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The June 2006 issue of Better Homes and Gardens featured specific decorating editorial content on coloring ideas for your home.

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At the end of that article, readers were directed to the interactive Color-a-Room tool on BHG.com, which allows them to customize a room.

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Using the Color-a-Room tool, the reader can select a room that she wants to decorate. There are a number of choices. In this case, we've selected a casual living room.

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From there, she can choose the area of the room to color and hundreds of color options.

This demonstration highlights the walls, but consumers may customize many other areas including the ceiling, floors, fireplace and furniture.

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She can also customize fabrics in the room. There are many fabric patterns available including BHG fabrics.

While we just demonstrated three fabric patterns for the chairs and a couple of color options for the walls, the Color-a-Room tool is much more robust. It allows consumers to customize many other areas including the ceiling, floors, fireplace, furniture and accessories.

BHG.com offers other areas of multi-media features, including the 10,000+ recipe database, the interactive garden planning tool, holiday menus and crafts and other home improvement tools. The redesigned BHG.com site will be even more robust with it is launched early next year.

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In summary, Meredith Publishing is in great shape.

We are growing our magazine business, continuing to expand our diversified businesses, and strengthening our online capabilities.

Meredith Publishing has over a 100-year tradition of strength and as I look to the future, I am pleased with the depth of our creative team, which possesses the versatility to produce solid results in the rapidly changing media world.

Now, we'll take a ten minute break.

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Steve Lacy

We'll resume with a discussion of Broadcasting. Let me introduce Paul Karpowicz, President of Meredith Broadcasting.

Paul Karpowicz

Thanks, Steve. It is a pleasure to have the opportunity to present Meredith Broadcasting.

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As a reminder, we have a great collection of broadcasting assets. Here is a map of the Meredith Broadcasting Group. Today we own

  6 CBS affiliates
  3 FOX
  3 My Network TV
  1 NBC, and 1 CW affiliate

Our station in Chattanooga has affiliated with the CW Network and our second station in Portland and Kansas City have become affiliates of My Network TV. We also began broadcasting My Network TV on our digital channel in Saginaw.

Nine of our stations are in the country's top 35 markets. In total, our group reaches nearly 10 percent of all U.S. households.

Recently, we sold our station in Bend, Oregon, which was market 196. We expect a closing date in late September. There were two stations in that market and the FCC auctioned a license for another full-power station. We participated in the auction and made an offer for the third station for what we thought was a reasonable amount. Our bid was not accepted and therefore, we decided to exit the market rather than remain with a low-power station. We are focusing on our larger, growing markets.

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We have stations in fast growing markets. This graph highlights the household growth, according to Nielsen, for seven of our larger markets, the average for all our stations and the U.S. average.

Our markets, on average, grew 2.4 percent, more than double the country's average growth of 1 percent.

In particular, our largest market, Atlanta, grew 5 percent and our second largest market, Phoenix, grew 4 percent. At this pace, Atlanta, which is the 9th largest market, will replace Washington DC as the 8th largest market next year. Phoenix is now the 13th largest market, up from number 14 last year.

Additionally, Las Vegas jumped 5 places to market number 43 from 48.

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Meredith Broadcasting produced strong results in fiscal 2006--a non-political year. We continued to produce strong ratings and share gains for our news programming.

  As a result, we replaced $19 million in net political advertising from the prior year and grew revenues 2 percent.
  EBITDA grew 2 percent and we increased EBITDA margin. Most other broadcasters did not produce revenue and profit gains during this time period.

I am pleased to report that in the fourth quarter of fiscal 2006, we produced an EBITDA margin of 40.5 percent. This was the first non-political quarter in which we exceeded 40 percent since the second quarter of fiscal 2000.

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This slide highlights Broadcasting's growth strategies.

Achieving a 40 percent EBITDA margin is our top objective. We will do so by continuing to improve and expand our news, monetize our ratings gains, and maximizing our political revenue opportunities.

We will continue our strong record of creating non-traditional revenues with our Cornerstones and market specific programs and growing retransmission fees.

In addition, we are investing in several initiatives to grow web-based revenues.

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We have produced strong EBITDA margin improvement in recent years, growing from 23 percent in fiscal 2002 to 35 percent in fiscal 2006.

In the last two non-political years--fiscal 2004 and 2006--we have improved the EBITDA margin, which were both noteworthy achievements.

In fiscal 2007 we anticipate strong political advertising revenues. We will continue to move aggressively toward our 40 percent margin objective.

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Expanding and improving our newscasts is vital to the continued growth of our Broadcasting Group. In general, local news represents 35 to 45 percent of a local broadcaster's revenues.

We have more than doubled the number of weekly news hours from 150 to more than 300 over the last six years. Expanding our news coverage is important because it lessens our dependence on syndicated programming and provides more control over our inventory. Our film amortization has stabilized in recent years in the high $20 million range, which is down by $4 million on average annually.

This slide highlights our late news audience share improvement for our six stations in the country's top 30 markets. It also provides our market rank from the May 2006 rating book. As you can see, we have produced impressive gains. In particular, we have improved audience share significantly in our three largest markets--Atlanta, Phoenix and Portland.

We are very pleased that four of our late newscasts were the market leader in the May 2006 book. This was the first time ever that KPHO in Phoenix finished number 1. In Portland, our FOX affiliate's 10 p.m. news had a higher rating than any station in the market and our CBS station in Kansas City was number 1 for the 9th sweeps period in a row.

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Improving ratings and audience share is important, but we need to continue monetizing our gains. We have done a great job growing our revenues in recent years. This graph highlights our non-political advertising revenue growth over the past 8 quarters.

In fact, our spot advertising has outpaced the industry average in 19 of the last 22 quarters, as reported by the Television Bureau of Advertising

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Fiscal 2007 is a political year; let me provide a brief overview. Political advertising books late and it is premature to quantify our fiscal 2007 expectations at this time. However, we are well positioned to generate strong political advertising.

Nationally, there will be 36 gubernatorial races this year, compared with 9 in the last election year.

We have stations in markets where we think there will be strong political spending. In particular, we expect strong results from our stations in Arizona, Georgia, Connecticut, Michigan, Massachusetts, Nevada and Oregon.

In particular, Senator Joe Lieberman's decision to run as an Independent sets up a lively campaign season for Connecticut voters and one of the more interesting races from a national perspective. WFSB, our CBS affiliate in Hartford and that market's perennial news leader, stands to capture strong political advertising revenues.

To put this in perspective, we generated approximately $20 million in net political advertising revenues in the last two political fiscal years--2003 and 2005.

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We have been very successful creating non-traditional revenues. Our Cornerstone programs are unique and differentiate Meredith from other local television broadcasters. We leverage our publishing brands by packaging content from our magazines with print and on-air advertising from local advertisers.

We are beginning to see increasing revenues from retransmission fees. In fiscal 2006, we generated several million dollars in retransmission fees, which easily exceeded network compensation. While most retransmission fees are from satellite providers, we are encouraged that some cable companies have started to pay these fees. We look forward to the phone companies coming into the market as well.

Combined revenues from the Cornerstones, additional market-specific promotions, Internet sales and retransmission fees grew from about $13 million in fiscal 2003 to more than $45 million in fiscal 2006.

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Now, I'll give you more detail on Meredith Broadcasting's Internet initiatives. This graph highlights the number of average monthly pages views, which have increased in excess of 20 percent per year since fiscal 2003.

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In Broadcasting, we are enhancing our stations' Internet capabilities to drive more traffic to the sites and generate more revenues.

  We are enhancing our technology platform and national sales capabilities.
  We are investing in dedicated local editorial and sales personnel at each station. Now, there is real money being directed to local Internet advertising and we are increasing our capabilities to meet this demand.

Our overall objective is to become the local portal of choice in certain of our markets or one of the top choices in all our markets.

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Consumers are demanding more video and will be drawn to sites that feature compelling video. In March, we formed Meredith Video Solutions to develop video content and secure distribution outlets across multiple platforms, including the Internet, as well as cable, satellite, network and syndicated television.

Currently, our video library includes a series of 30 minute shows based on magazine content, American Baby and Better Homes and Gardens branded video segments, custom DVDs and news vignettes.

In calendar 2006, our primary video initiative is to create a series of one-hour original programs that will leverage many of our publishing brands. We will sell advertising, sponsorships and product placements and plan to distribute the show on a major cable channel or through national syndication.

The shows' content will focus on our areas of core competency-decorating, cooking, gardening, remodeling and parenting. We will feature interviews with editors and exclusive commentary. In addition, we will incorporate video from our magazine-based half-hour specials, including the Better Homes and Gardens Family Cook Off, Ladies' Home Journal Wedding Vow Renewal, and the American Baby Casting Call.

Let me give you a better sense of what we are doing in Meredith Video Solutions with a clip of our capabilities.

[Video clip played.]

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In summary, Meredith Broadcasting has produced strong results and remains committed to its objective of reaching a 40 percent EBITDA margin.

We will do so by continuing to improve and expand our news, monetize our ratings gains, and maximizing our political revenue opportunities.

We will continue growing non-traditional revenues.

In addition, we are investing in several initiatives to grow web-based revenues.

Now, Suku will provide a financial recap and our current outlook.

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Suku Radia

Thank you, Paul. It is great to see all of you this morning.

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As Steve said at the beginning of our discussion, we have a outstanding track record of executing our strategies, which has resulted in strong earnings per share growth that is highlighted by this chart.

Fiscal 2006 was a continuation of our strong record. Revenues grew 30 percent to $1.6 billion and earnings per share rose 14% to $2.86.

These results include the magazines that we acquired from Gruner + Jahr. Even without these magazines, we delivered solid results. Strong profit growth in our interactive media and integrated marketing businesses more than offset the decline in political advertising at our television stations. Our core Broadcasting business also delivered strong results especially in a non-political year.

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We have a strong track record of generating cash flow as well. In fiscal 2006, we generated $161 million in free cash flow (defined as net income plus depreciation and amortization less cap ex). In a typical year, our free cash flow will be about 110 percent of net income.

This chart highlights how we have utilized our cash in the last five fiscal years.

We have completed approximately $520 million in acquisitions. We want to continue targeting accretive acquisitions like the American Baby or G+J deals every few years. Therefore, we want to have plenty of dry powder so that we can act quickly if an opportunity presents itself.

  We have invested nearly $130 million in capital expenditures.
  We have a strong track record of returning capital to our shareholders through share repurchases and dividends. Let me provide more detail, starting with repurchases.

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We believe our shares represent a good value at the current multiples and we have been aggressively repurchasing our shares. This chart highlights the cumulative dollar amount of our shares that we have repurchased since the beginning of fiscal 2002. We have substantially increased our repurchase activity in fiscal 2005 and 2006:

  In fiscal 2005, we repurchased approximately 2 million of our shares.
  In fiscal 2006, we bought back approximately 3 million shares, which easily covered the option and restricted stock grants, by a factor of almost four to one.
  To date in fiscal 2007, we have repurchased about 400,000 shares.

In August 2006, our Board authorized an additional 3 million shares for our ongoing repurchase activity, which was on top of a 2.5 million authorization in May 2006. Including the recently authorized shares, there are approximately 4.3 million shares available under existing authorizations.

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We have paid a dividend for 59 consecutive years. As you can see from this graph, we have increased the dividend for 13 consecutive years, growing the dividend at an 11 percent compound annual growth rate over this time period.

In January 2006, we raised our quarterly dividend 14 percent, which was on top of a 17 percent increase in the prior year and a 26 percent increase in January 2004.

We expect to sustain a dividend payout ratio ranging from 20 to 25 percent of net earnings.

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Here is a look at our capital expenditures. Maintenance cap ex runs in the mid-to-high $20 million range annually. The only foreseeable spike will be an additional $20 million for a new television station in Hartford, which will fall in fiscal 2007 primarily.

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As of June 30, our total debt was $565 million and our debt-to-trailing 12 month EBITDA ratio was 1.7, which provides plenty of dry powder, given our debt covenants allow a maximum debt to EBITDA ratio of 3.75. As I said earlier, we want to have plenty of dry powder available to act quickly if an accretive acquisition presents itself.

At June 30, we had a very favorable cost of debt of 5.2 percent.

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Now, let me update our fiscal 2007 outlook. Since our July 26 conference call, first quarter revenues have strengthened. Currently, Publishing advertising revenues are expected to be up in the low-single digits in the first quarter. Broadcast pacings are currently up in the low-double digits.

As a result, we anticipate first quarter earnings per share will grow in the upper end of the 15 to 20 percent range that we provided on our July 26 conference call. In the first quarter of fiscal 2006, we earned $0.52.

For fiscal 2007, a number of uncertainties remain that can affect our results. These include overall advertising volatility; and in particular, the amount of political advertising at our television stations; the performance of our retail business; higher paper prices and postal rates.

At this time, we still believe fiscal 2007 earnings per share will grow in the 12 to 15 percent range. We earned $2.86 per share in fiscal 2006.

Now, I'll turn it back to Steve for concluding remarks.

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Steve Lacy

I'll conclude by reviewing the five key points:

  First, we are expanding our strong connection with consumers by leveraging our content creation expertise and delivering our content across multiple media platforms.
  Second, we will reach new audiences, especially the rapidly growing Hispanic market and the daughters of the baby boom women. Both of these markets hold significant potential and our home and family content is relevant.
  Third, we are working aggressively to capture the margin upside in the former Gruner + Jahr magazines and in Broadcasting.
  Fourth we have a proven record of creating and growing new revenues sources. We will continue to grow our Internet, online custom marketing and video businesses.
  Fifth, as Suku just discussed we have a strong record of executing our strategies, which has resulted in outstanding earnings growth and cash flow. I can assure you that we are committed to continue this proven record.

Now, we would be happy to take questions.